Exhibit 10.3

May 1, 2012

Mr. Brian Cunkelman

Exeterweg 12

Bad Homburg 61352

Germany

Dear Brian;

This letter will serve to confirm our recent discussion regarding your promotion to Vice President, Gardner Denver, Inc. (the “Company”) and President, Industrial Products Group, effective April 1, 2012, reporting directly to me. Your job will continue to be located at our Emco Wheaton facility in Kirchhain, Germany.

Below please find a summary of the key employment terms regarding your promotion, which are subject to approval by the Management Development & Compensation Committee of the Board of Directors (“MDCC” or “Compensation Committee”) of the Company:

1.	Salary. Your annual base salary will be increased to $350,000 retroactive to April 1, 2012.

2.	Executive Annual Bonus Plan. You will be eligible to participate in the Gardner Denver, Inc. Executive Annual Bonus Plan for the performance period beginning April 1, 2012 and ending December 31, 2012. Your target annual bonus for this performance period will be 60% of your base salary. Maximum payment which can be earned under this Plan is 120% of your base salary.

3.	Long Term Cash Bonus Plan (LTCB). Subject to the attainment of specific performance objectives, you will receive long-term cash bonus awards under the Gardner Denver, Inc. Long-Term Incentive Plan As Amended and Restated. Your target long-term bonus opportunity will be 50% of base salary (with a maximum payout of 100% of base salary). In accordance with the plan, you will be eligible for your first full year of participation in 2013, which is 1/3rd (33%) participation in the awards for the three-year performance period ending December 31, 2013. Furthermore, you will be eligible for two full years of participation in 2014, which is 2/3rds (66%) participation in the awards for the three-year performance period ending December 31, 2014. You will be eligible for full participation in the long-term cash bonus awards made by the Compensation Committee for the three-year performance period ending December 31, 2015.

Note that you are not guaranteed a payout under these cash bonus awards. The Compensation Committee annually determines whether the applicable performance criteria have been met.

4.

Equity Incentive Plan. You will be eligible to receive equity grants under the Gardner Denver, Inc. Long-Term Incentive Plan As Amended and Restated. In accordance with the plan, the Compensation Committee, in its sole discretion, will determine the type(s) and amount(s) of your awards. Note that these grants have historically been made each February in the form of restricted stock units and stock options. Restricted stock units typically cliff vest three (3) years

Initial               Date

Gardner Denver, Inc. | 1500 Liberty Ridge Drive - Suite 3000 | Wayne, PA 19087-5667 | Office : 610-249-2000 | Fax : 610-232-0425

after the grant date. Stock option awards vest in three (3) equal annual increments and are exercisable for seven (7) years. The vesting terms of any future awards you receive will be determined by the Compensation Committee in accordance with the plan.

In connection with your promotion, you will receive a one-time discretionary equity grant with an economic value of $100,000, equally split between restricted stock units and stock options. These equity awards will be granted on May 1, 2012 according to the terms of the Company’s Long-Term Incentive Plan As Amended and Restated.

5.	Change in Control. You will receive a change in control agreement. The agreement addresses adverse changes that may occur with respect to your terms and conditions of employment, including position, location, compensation and benefits, following a change of control. If, during the 24-month period following a change in control, the Company terminates your employment other than for cause, or you terminate for a good reason (i.e., relating to material changes in position, location, compensation and/or benefits), you will receive payments consistent with the Company’s change in control agreement. Generally, you would be entitled to receive:

•	Accrued but unpaid base salary through the date of termination;

•	A severance payment of two (2) times the sum of your base salary and bonus amount;

•	To the extent not included in the executive’s accrued compensation, the Company will pay a pro-rata bonus amount for the year of termination, based on the executive’s bonus amount; and

•	The Company will pay for the continuation of medical, dental and life insurance benefits for up to two (2) years.

You will receive your change in control agreement shortly.

6.	Indemnification Agreement. You will receive an indemnification agreement to protect you from potential claims made against you in your capacity as a Company executive.

7.	Retirement Plans. In addition to the current Company contributions provided under the Retirement Savings Plan and Supplemental Excess Defined Contribution Plan, you will also receive a non-elective Company contribution equal to 12% of compensation that exceeds the IRS limit (2012 = $250,000). This non-elective Company contribution becomes fully vested after three (3) years of employment.

8.	Long-Term Care Insurance Program. The Compensation Committee adopted a Long-Term Care Insurance program in 2004. The Company will pay annual premiums for you under this program for the required ten (10) year policy term as long as you meet the requirements of the program and remain an active Company employee and an executive officer of Gardner Denver, Inc. Details of the Long-Term Care program will be provided by the insurance broker assigned to assist you with applying for this benefit.

Initial               Date

Gardner Denver, Inc. | 1500 Liberty Ridge Drive - Suite 3000 | Wayne, PA 19087-5667 | Office : 610-249-2000 | Fax : 610-232-0425

9.	Additional Executive Benefits. You will be eligible to receive the following benefits: (a) annual tax planning and tax return preparation services by an external financial planning services company; (b) estate planning services (every five (5) years); (c) executive retirement planning in connection with your retirement from the Company; (d) required executive physical examinations; (e) executive long-term disability insurance; and (f) participation in the charitable donations matching gifts program that matches your charitable donations up to $2,500 annually.

10.	Expatriate, Secondment and Tax Equalization Agreements: The employment terms and conditions contained in the expatriate, secondment and tax equalization agreements signed by you and effective November 1, 2011, will remain in effect until December 31, 2012. Effective January 1, 2013, new employment terms and conditions, based on your role, will be presented to you.

Please acknowledge your acceptance of these employment terms and conditions by signing and dating this letter on the space provided below and returning it to my attention.

Sincerely,

/s/ Susan Gunn for

Barry L. Pennypacker
President & Chief Executive Officer

I have read this letter and agree to the employment terms and conditions contained herein.

ACCEPTED AND AGREED:

/s/ Brian Cunkelman
Brian Cunkelman

Date:	May 1, 2012

Initial               Date

Gardner Denver, Inc. | 1500 Liberty Ridge Drive - Suite 3000 | Wayne, PA 19087-5667 | Office : 610-249-2000 | Fax : 610-232-0425